Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S- 8 pertaining to the 2002 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc., of our report dated July 28, 2006 relating to our audit of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, incorporated by reference in the Prospectus, which is part of this Registration Statement.

Our report dated July 28, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 30, 2006, expressed an opinion that management’s assessment that Quantum Fuel Systems Technologies Worldwide, Inc., did not maintain effective internal control over financial reporting as of April 30, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, our report expressed an opinion that Quantum Fuel Systems Technologies Worldwide, Inc. had not maintained effective internal control over financial reporting as of April 30, 2006, based on COSO.

/s/ McGladrey & Pullen, LLP

Irvine, California

September 11, 2006